Consent of Independent Accountants



We hereby consent to the incorporation by reference in the Statement of Additional Information constituting parts of this Post-Effective Amendment No. 5 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 6, 1996, relating to the financial statements and financial highlights appearing in the October 31, 1996 Annual Report to Shareholders of INVESCO International Funds, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.



/s/ Price Waterhouse LLP
------------------------
Price Waterhouse LLP


Denver, Colorado
November 14, 1997